Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB-2 filed as of October 22, 2007) and the related Prospectus of Nile Therapeutics, Inc. for the registration of 8,810,376 shares of its common stock and to the use of our report dated August 14, 2007 relating to the June 30, 2007 financial statements of Nile Therapeutics, Inc.

/s/ Hays & Company, LLP
New York, New York
October 19, 2007